Explanation of Responses:
(1) The shares of Common Stock reported herein as acquired are issuable pro rata to certain lenders (the “Second Lien Lenders”) that have entered into a Second Lien Loan Agreement, dated March 30, 2016, among EGLE, the Second Lien Lenders and Wilmington Savings Fund Society, which provides for a term loan to EGLE in the amount of $60,000,000.  No separate consideration is ascribed to such shares in the Second Lien Loan Agreement.
(2) This Form 4 is filed on behalf of GoldenTree Asset Management LP (the “Advisor”), GoldenTree Asset Management LLC (the “General Partner”) and Steven A. Tananbaum (collectively, the “Reporting Persons”).  The Advisor is the investment manager or advisor to GoldenTree Distressed Fund 2014 LP (“GDF”), GoldenTree E Distressed Debt Fund II LP (“GEDD”), GT NM, L.P. (“GTNM”), GoldenTree Entrust Onshore Customized Portfolio LP (“GEOC”), GoldenTree Partners II, LP (“GPII”), GoldenTree Partners (100), L.P. (“GPH”), GoldenTree Partners, L.P. (“GP”), GoldenTree Select Partners, L.P. (“GSP”), GoldenTree NJ Distressed Fund 2015 LP (“GNJ”), GoldenTree Distressed Master Fund 2014 LP (“GDMF”), GoldenTree E Distressed Debt Master Fund II LP (“GDDF”), GoldenTree Entrust Master Fund SPC (“GSPC”), GoldenTree Master Fund II, LTD (“GFII”), GoldenTree Master Fund, LTD (“GMF” and together with GDF, GEDD, GTNM, GEOC, GPII, GPH, GP, GSP, GNJ, GDMF, GDDF, GSPC and GFII, the “Funds”) and certain separate accounts managed by the Advisor (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts.  The General Partner is the general partner of the Advisor and may be deemed to have a pecuniary interest in the Common Stock reported herein in which the Advisor has a pecuniary interest.  Steven A. Tananbaum is the managing member of the General Partner and may be deemed to have a pecuniary interest in the Common Stock reported herein in which the Advisor and the General Partner have a pecuniary interest, and also directly holds shares of Common Stock.  The Advisor, the General Partner and the Funds disclaim beneficial ownership of the shares held directly by Steven A. Tananbaum.  Each Fund disclaims beneficial ownership of the shares held directly by each other Fund, the Managed Accounts and Steven A. Tananbaum.  Shares held directly by GNJ, Steven A. Tananbaum, GDMF, GDDF, GSPC, GFII and GMF are reported on a separate Form 4 filed contemporaneously with this Form 4 due to the limitation on the number of transactions reportable on any single Form 4.
(3) Common Stock held directly by GoldenTree Distressed Fund 2014 LP.
(4) Common Stock held directly by GoldenTree E Distressed Debt Fund II LP.
(5) Common Stock held directly by GT NM, L.P.
(6) Common Stock held directly by a separate account managed by GoldenTree Asset Management LP.
(7) Common Stock held directly by a separate account managed by GoldenTree Asset Management LP.
(8) Common Stock held directly by GoldenTree Entrust Onshore Customized Portfolio LP.
(9) Common Stock held directly by GoldenTree Partners II, LP.
(10) Common Stock held directly by GoldenTree Partners (100), L.P.
(11) Common Stock held directly by GoldenTree Partners, L.P.
(12) Common Stock held directly by GoldenTree Select Partners, L.P.